EXHIBIT 16

June 14, 2005

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:  DataLogic International, Inc.
     File No. 0-30382

We have read the statements that we understand DataLogic International, Inc. will include under Item 4.01 of Form 8-K report, dated June 9, 2005, it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,




/s/ Kabani & Company, Inc
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